Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

405.254.5839

GMX RESOURCES INC. ANNOUNCES EXECUTION OF SUPPLEMENTAL INDENTURE AND CLOSING OF PRIVATE PLACEMENT

Oklahoma City, Oklahoma, Monday, December 10, 2012. GMX RESOURCES INC., NYSE: ‘GMXR’ (the “Company” or “GMXR”), today announced that the Company entered into a supplemental indenture (the “Supplemental Indenture”) to the indenture (the “Indenture”) governing Company’s Senior Secured Notes due 2017 (CUSIP Nos. 38011M AN8, 38011M AP3, U3822V AC2 and 38011M AQ1) (the “Existing Notes”) to authorize and permit the issuance of a new series of senior secured notes due 2017 under the Indenture (the “New Notes”).

On December 7, 2012, following the execution of the Supplemental Indenture, the Company entered into purchase agreements (the “Purchase Agreements”) with each of the committed holders (the “Committed Holders”) who previously executed commitment agreements with the Company with respect to financing commitments by the Committed Holders. The Purchase Agreements effected the Company’s private placements (the “Private Placements”), with a closing on December 7, 2012, of (i) an aggregate of $30,000,000 aggregate principal amount of the New Notes for net proceeds (after original issue discount) of approximately $27.1 million, and (ii) an aggregate of 5,942,034 shares of Common Stock at a price of $0.48 per share, and an aggregate of 10,037,219 additional shares of Common Stock at a price of $0.01 per share, as partial consideration for the prior financing commitments of such purchasers. The Private Placements resulted in net cash proceeds to the Company on the closing date (before expenses and cash commitment fees previously paid after the commitments) of approximately $30.1 million. The cash proceeds from the Private Placements will be used to repay, redeem, repurchase or otherwise acquire or retire for value the Company’s 5.00% Senior Convertible Notes due 2013 outstanding on the date of issuance of the New Notes at or prior to their stated maturity date.

The New Notes mature in December 2017. The New Notes accrue cash interest at 11.0% per annum (or, at the Company’s option, 15.0% payment in kind in additional New Notes). The New Notes will rank pari passu in right of payment with the Existing Notes. The guarantees by each guarantor of the New Notes will rank pari passu in right of payment with the guarantee by such guarantor of the Existing Notes. The Company’s obligations under the New Notes will be secured by liens on the same collateral securing the Existing Notes, which liens will rank pari passu with the liens securing Company’s obligations under the Existing Notes. Additional terms of the New Notes will be included in a Form 8-K filed by the Company in connection with the transaction.

GMXR is a resource play rich exploration and production Company. The company is currently developing its Bakken and Three Forks oil shale resources 95 MMBOE potential; located in the Williston Basin, North Dakota. The company is also planning test wells in the DJ Basin, Wyoming targeting additional potential oil resources 40 MMBOE potential, in the Niobrara Petroleum System. GMXR’s large natural gas resources 1.5 TCFE potential; are located in the East Texas Basin, primarily in the Haynesville/Bossier gas shale and the Cotton Valley Sand Formation; where the majority of GMXR’s acreage is contiguous, with infrastructure in place and substantially all held by production. GMXR believes these oil and natural gas resource plays provide a substantial inventory of operated, high probability, repeatable, organic growth opportunities in constantly changing economical environments. GMXR’s multiple basin strategy provides flexibility to allocate capital to achieve the highest risk adjusted rate of return, with both oil and natural gas resources throughout its portfolio.

Please visit www.gmxresources.com for more information on GMXR.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that GMXR expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the proposed financing, the number and location of planned wells, statements regarding the quality of GMXR’s properties and resource potential. These statements are based on certain assumptions and analysis made by GMXR in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for GMXR’s properties. Such statements are subject to a number of risks, including but not limited to obtaining requisite consents for the proposed financing, the closing of the proposed financing, commodity price risks, drilling and production risks, risks relating to GMXR’s ability to obtain other financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of GMXR. Reference is made to GMXR’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.